Exhibit 99.1

IDC CONSENT FORM

IDC hereby consents to the use of information (attached) from its “Worldwide Smart Handheld Device Forecast and Analysts Update Report, 2003-2007” (IDC #30528, December 2003), or otherwise, in the Registration Statement on Form S-1 of PalmSource Corporation.

By:	/S/ GIGI WANG

Print Name:	Gigi Wang

Title:	Sr. VP, Strategy

Information utilized from IDC Worldwide Smart Handheld Device Forecast and Analysts Update Report, 2003-2007

Products using Palm OS (Palm Powered products) have held the number one PDA market share position in each of the past six annual reports prepared by IDC, as measured in units sold.

According to an IDC report dated December 2003, annual worldwide shipments of pen-based handheld devices are projected to increase from approximately 10.2 million units in 2003 to an estimated 11.9 million units in 2007.

According to December 2003 IDC report, annual worldwide shipments of smartphones, which IDC refers to as converged handheld devices, are projected to increase from approximately 8.6 million units in 2003 to an estimated 72.4 million units in 2007, and Palm OS is projected to power 9.0% of these devices by 2007.